Reward Enterprises
                                2033 Main Street
                                    Suite 500
                             Sarasota, Florida 34243


                                Letter of Intent


October 12, 2004

Mr. Jeff Fisher
Consumers Choice Financial Services, Inc.
10235 W.  Little York Road
Houston, TX  77040

      Re: Letter of Intent

      1. Share Exchange. Upon the consummation of a definitive agreement, we propose that the shareholders of Consumers Choice Financial Services, Inc., a corporation registered in Nevada ("CCF"), transfer all of the issued and outstanding shares of common stock, par value $0.001 per share, of CCF (the "CCF stock") to Reward Enterprises, Inc., a Nevada Corporation ("Reward"), in exchange for three hundred million, (300,000,000) shares of Reward common stock, par value $0.001 per share ("Reward Common shares"). The Reward Common shares shall be issued and placed in escrow pending closing upon the signing of this Letter of Intent. At closing, all of the CCF stock shall be transferred to Reward and all of the Reward Common shares shall be transferred to the CCF shareholders.

      2. Share Structure. There will be approximately one hundred million (100,000,000) shares of Reward stock outstanding at the time of the proposed merger. Upon consummation of the merger there will be four hundred million shares outstanding with another one hundred million authorized.

      3. Best Efforts Equity Financing. Upon Closing a Merger Agreement, Reward shall provide a "best efforts" financing for $1,500,000 to be priced at $0.10 per share.

      4. Due Diligence Inspection. From and after the date hereof, each party hereto and its respective representatives may make such examinations and inspections of the other party and its respective accounting and administrative records available as they may reasonably require to analyze its financial condition, properties, legal matters, business and affairs, so long as such examination do not unreasonably interfere with the conduct of business. Each party hereto will cause its attorneys, legal advisors, accountants, advisors and agent to cooperate with the other party in its investigation and to make their files and work papers available.

      5. Exclusivity. From the date of this letter until October 15, 2004 neither CCF and/or its officers, directors, shareholders, employees or other agents will, directly or indirectly, take any action to solicit, initiate or encourage any acquisition of substantially all of the assets or any of the issued share capital of CCF or any transaction similar to the transaction outlined herein, nor will they entertain any unsolicited proposals or approaches in this regard.

      6. Conduct in Ordinary Course. The parties hereto will conduct their respective businesses only in the normal and ordinary course and in a manner consistent with good business practices. The parties hereto will preserve their respective business organizations intact and preserve their respective existing business relationships. Without the prior written consent of the other party hereto, neither party will engage in any transaction which would have an adverse effect on its business, operations, assets, financial condition or prospects.

      7. Confidentiality. Both, Reward and CCF, agree to maintain the confidentiality of all information furnished to it by the other party hereto concerning the business, operation and financial condition of the party furnishing such information, except to the extent required by applicable law.

      8. Non-Binding Letter of Intent. Except for Sections 5, 6, 7 and 8 hereof, this letter is an expression of interest only and is not intended to be a binding letter of intent, and the general principles set forth in this letter shall not constitute an agreement to consummate the transaction described herein. Upon the satisfactory completion of the due diligence investigation as described in Section 3 hereof to each party's sole satisfaction, and which confirms each party's intent to consummate the transaction described in Section 1 hereof, the parties will proceed to use their best efforts to negotiate the terms of and enter into a definitive agreement. This letter of intent is not an agreement to enter into any definitive agreement.

      9. Counterparts. This letter may be signed in counterparts, each of which will be considered an original and both of which together will constitute one document.

      10. Governing Law. This letter shall be interpreted in accordance with the laws of the State of Florida without regard to its conflicts of law principles.

If this letter accurately reflects your understanding, please indicate your agreement by signing both enclosed copies of this letter and returning one executed copy.


Reward Enterprises, Inc.                Consumers Choice Financial
                                        Services, Inc.


/s/Earl Ingarfield                      /s/ Jeff Fisher
--------------------------------        --------------------------------------
Mr. Earl Ingarfield                     Mr. Jeff Fisher
Date:                                   Date: